Exhibit 10.2
EXECUTION COPY
FIRST AMENDMENT TO FIRST LIEN CREDIT AGREEMENT
     THIS FIRST AMENDMENT, dated as of November 15, 2007 (this “Amendment”), to the Credit Agreement referred to below, by and among IM US HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), INVERNESS MEDICAL INNOVATIONS, INC., a Delaware corporation (“Holdings”), the Lenders signatory hereto, and GENERAL ELECTRIC CAPITAL CORPORATION, as collateral agent and administrative agent for the Lenders (in such capacity, “Administrative Agent”).
W I T N E S S E T H
     WHEREAS, the Borrower, Holdings, the Administrative Agent, the Lenders and L/C Issuers party thereto from time to time, Citizens Bank of Massachusetts, Fifth Third Bank, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agents, UBS Securities LLC, as Joint Lead Arranger and Syndication Agent, and GE Capital Markets, Inc., as Joint Lead Arranger and Sole Bookrunner, are parties to the First Lien Credit Agreement, dated as of June 26, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);
     WHEREAS, the Borrower has delivered to Administrative Agent a Facilities Increase Notice requesting the making of additional Term Loans in a principal amount of $75,000,000 pursuant to a Facilities Increase as provided for in Section 2.1(c) of the Credit Agreement; and
     WHEREAS, in connection with such Facilities Increase and pursuant to Section 3.3(a)(ii) of the Credit Agreement, the Borrower has requested that the Administrative Agent amend the Credit Agreement, and Administrative Agent has agreed to amend the Credit Agreement, on the terms and subject to the conditions set forth herein.
     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1.      Definitions. Capitalized terms not otherwise defined herein, including in the recitals, shall have the meanings ascribed to them in the Credit Agreement.
     2.      Amendments to Credit Agreement. The Credit Agreement is hereby amended as of the Incremental Term Loan Funding Date (as defined below) as follows:
              (a)      Amendments to Article I of the Credit Agreement. Article I of the Credit Agreement is amended by inserting the following new definitions therein in the appropriate alphabetical order:

“‘First Amendment’ means that certain First Amendment, dated as of November 15, 2007, by and among the Borrower, Holdings and Administrative Agent.
‘Incremental Term Loan’ has the meaning specified in Section 2.1(b).
‘Incremental Term Loan Commitment’ means, with respect to each Incremental Term Loan Lender, the commitment of such Lender to make Incremental Term Loans to the Borrower, which commitment is in the amount set forth opposite such Lender’s name on Schedule I-A under the caption “Incremental Term Loan Commitment”, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement. The aggregate amount of the Incremental Term Loan Commitments as of the Incremental Term Loan Funding Date equals $75,000,000.
‘Incremental Term Loan Facility’ means the Incremental Term Loan Commitments and the provisions herein related to the Incremental Term Loans.
‘Incremental Term Loan Funding Date’ means November 15, 2007.
‘Incremental Term Loan Lender’ means each Lender that has an Incremental Term Loan Commitment or that holds an Incremental Term Loan.
‘Initial Term Loan’ has the meaning specified in Section 2.1(b).
‘Initial Term Loan Commitment’ means, with respect to each Initial Term Loan Lender, the commitment of such Lender to make Initial Term Loans to the Borrower, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Term Loan Commitment”, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement. The aggregate amount of the Initial Term Loan Commitments on the Closing Date equals $900,000,000.
‘Initial Term Loan Facility’ means the Initial Term Loan Commitments and the provisions herein related to the Initial Term Loans.
‘Initial Term Loan Lender’ means each Lender that has an Initial Term Loan Commitment or that holds an Initial Term Loan.”

              (b)      Additional Amendments to Article I of the Credit Agreement. Article I of the Credit Agreement is amended by amending and restating the following definitions therein:
“‘Commitment Termination Date’ means, (a) with respect to any Revolving Credit Commitment, the Scheduled Revolving Credit Termination Date and (b) with respect to any Term Loan Commitment of any existing or prospective Lender, (i) if such commitment is entered into as part of a Facilities Increase (other than the Incremental Term Loan Commitment), the earlier of the date agreed by the Borrower and the Administrative Agent to be the date of termination of the commitments for such Facilities Increase, any termination date expressly set forth in the commitment letter for such commitment and the Facilities Increase Date for such Facilities Increase after the incurrence of any Term Loan on such date, (ii) with respect to the Incremental Term Loan Commitment, the Incremental Term Loan Funding Date (after giving effect to any Borrowing occurring on such date) and (iii) otherwise, the Closing Date (after giving effect to any Borrowing occurring on such date).
‘Facilities’ means (a) the Incremental Term Loan Facility, the Initial Term Loan Facility and any other Term Loan Facility and (b) the Revolving Credit Facility.
‘Term Loan’ means the Initial Term Loan and the Incremental Term Loan.
‘Term Loan Commitment’ means, with respect to each Term Loan Lender, the Initial Term Loan Commitment and the Incremental Term Loan Commitment of such Lender, as amended to reflect Assignments and each additional commitment by such Lender in the Term Loan Facility that is made as part of any Facilities Increase (other than any Facilities Increase pursuant to the First Amendment) and as such amount may be reduced pursuant to this Agreement. The aggregate amount of the Initial Term Loan Commitments on the Closing Date equals $900,000,000 and the aggregate amount of the Incremental Term Loan Commitments on the Incremental Term Loan Funding Date equals $75,000,000.”
              (c)      Amendment to Section 2.1(b) of the Credit Agreement. Section 2.1(b) of the Credit Agreement is amended by amending and restating such Section 2.1(b) in its entirety as follows:
“(b) Term Loan Commitments. On the terms and subject to the conditions contained in this Agreement, each Initial Term Loan Lender severally, but not jointly, agrees to make a loan (each an

“Initial Term Loan”) in Dollars to the Borrower on the Closing Date in an amount not to exceed such Lender’s Initial Term Loan Commitment. Amounts of Initial Term Loans repaid may not be reborrowed. On the terms and subject to the conditions contained in the First Amendment, each Incremental Term Loan Lender severally, but not jointly, agrees to make a loan (each an “Incremental Term Loan”) in Dollars to the Borrower on the Incremental Term Loan Funding Date in an amount not to exceed such Lender’s Incremental Term Loan Commitment. Amounts of Incremental Term Loans repaid may not be reborrowed.”
              (d)      Amendment to Section 2.2(a) of the Credit Agreement. Section 2.2(a) of the Credit Agreement is amended by amending and restating such Section 2.2(a) in its entirety as follows:
“(a) Notice From the Borrower. Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. on (i) the first Business Day, in the case of a Borrowing of Base Rate Loans and (ii) the third Business Day, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing; provided, however, that the Borrower may not request any Incremental Term Loan to be a Eurodollar Rate Loan until the earlier of (x) the date that is ten (10) days after the Incremental Term Loan Funding Date and (y) the date of completion of the “Primary Syndication” of the Incremental Term Loan (as determined by GE Capital). Each such notice may be made in a writing substantially in the form of Exhibit C (a “Notice of Borrowing”) duly completed or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Borrowing, with such a Notice of Borrowing. Loans shall be made as Base Rate Loans unless, outside of a suspension period pursuant to Section 2.15, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Each Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000.”
              (e)      Amendment to Section 2.6(b) of the Credit Agreement. Section 2.6(b) of the Credit Agreement is amended by amending and restating such Section 2.6(b) in its entirety as follows:
“(b) The Borrower promises to repay the Term Loans (i) on the Scheduled Term Loan Maturity Date, (ii) on September 30, 2007 and December 31, 2007 in an amount equal to $2,250,000 (which payments shall be applied to the Initial Term Loan only) and (iii) in equal quarterly installments each in an amount equal to $2,437,500 on the last day of each Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2008.”

              (f)      Amendment to Schedules. The Schedules to the Credit Agreement are amended by adding the following new Schedule I-A, attached hereto as Exhibit A.
     3.      Remedies. This Amendment shall constitute a Loan Document. The breach by any Loan Party of any representation, warranty, covenant or agreement in this Amendment shall constitute an immediate Event of Default hereunder and under the other Loan Documents.
     4.      Representations and Warranties. To induce the Administrative Agent and Incremental Term Loan Lenders to enter into this Amendment, each of Holdings and the Borrower represents and warrants to the Administrative Agent, the Lenders and the L/C Issuers on and as of the Incremental Loan Funding Date that:
              (a)      The execution, delivery and performance by the Borrower and Holdings of this Amendment and the performance of the Credit Agreement, as amended by this Amendment (the “Amended Credit Agreement”), and the acknowledgment of this Amendment by the other Loan Parties signatory hereto: (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, any material Contractual Obligation of any Loan Party or any of their respective Subsidiaries, other than those which could not reasonably be expected to have either individually or in the aggregate, a Material Adverse Effect, or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of their respective Subsidiaries and (iii) do not require any Loan Party or any of their respective Subsidiaries to obtain any Permit of, or make any filing with, any Governmental Authority or obtain any consent of, or notice to, any Person, prior to the Incremental Term Loan Funding Date or, if not obtained, made or complied with, such failure could not, reasonably be expected to have either individually or in the aggregate, a Material Adverse Effect.
              (b)      This Amendment has been duly executed and delivered by or on behalf of the Borrower and Holdings and acknowledged by each other Loan Party.
              (c)      Each of this Amendment and the Amended Credit Agreement is the legal, valid and binding obligation of the Borrower and Holdings and is enforceable against the Borrower and Holdings in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.
              (d)      No Default or Event of Default has occurred and is continuing or would result after giving effect to the provisions of this Amendment.
              (e)      No action, claim or proceeding is now pending or, to the knowledge of any Loan Party, threatened against such Loan Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any foreign, federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which (i) challenges any Loan Party’s right or power to enter into or perform any of its obligations under this Amendment or any other Loan Document to which it is or will be, a party, or the validity or enforceability of this Amendment, the Amended Credit Agreement or any other Loan Document or any action taken thereunder, or (ii) has a reasonable risk of being determined adversely to such Loan Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect after giving effect to this Amendment.
              (f) As of the Incremental Term Loan Funding Date, (i) the conditions precedent set forth in Section 3.2 of the Credit Agreement have been satisfied both before and after giving effect to the Incremental Term Loan, (ii) the Incremental Term Loan is being made on the terms and conditions set forth in Section 2.1(c) of the Credit Agreement and (iii) the Group Members are in compliance with Article V of the Credit Agreement as of the Fiscal Quarter ended September 30, 2007, on a pro forma basis both before and after giving effect to the Incremental Term Loan.
     5.      No Waivers/Consents/Amendments. Except as expressly provided herein (a) the Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms, and (b) this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Administrative Agent or any Lender may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.
     6.      Affirmation of Obligations. Each of the Loan Parties hereby acknowledges, agrees and affirms (a) its obligations under the Credit Agreement and the other Loan Documents, including, without limitation, its guaranty obligations thereunder, (b) that such guaranty shall apply to the Obligations in accordance with the terms thereof, (c) the grant of the security interest in all of its assets pursuant to the Loan Documents and (d) that such liens and security interests created and granted are valid and continuing and secure the Obligations in accordance with the terms thereof. Each of the Incremental Term Loan Lenders hereby agrees that as of the Incremental Term Loan Funding Date, such Lender shall become, and have the rights and obligations of, a Lender under the Credit Agreement and the other Loan Documents
     7.      Outstanding Indebtedness; Waiver of Claims. Each of the Loan Parties hereby acknowledges and agrees that as of November 9, 2007, the principal amount outstanding of the Revolving Loan is $41,000,000 and the principal amount outstanding of the Initial Term Loan is $897,750,000. The Borrower and each other Loan Party hereby waive, release, remise and forever discharge Administrative Agent, Lenders and each other Indemnitee from any and all claims, suits, actions, investigations, proceedings or demands arising out of or in connection with the Credit Agreement (collectively, “Claims”), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which the Borrower or any other Loan Party ever had, now has or might hereafter have against Administrative Agent or Lenders which relates, directly or indirectly, to any acts or omissions of Administrative Agent, Lenders or any other Indemnitee on or prior to the Incremental Term Loan Funding Date; provided, that neither the Borrower nor any other Loan Party waives any Claim solely to the extent such Claim relates to Administrative Agent’s or any Lender’s gross negligence or willful misconduct.

     8.      Costs and Expenses. The Borrower hereby reconfirms its obligations pursuant to Section 11.3 of the Credit Agreement to pay and reimburse Administrative Agent for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.
     9.      Amendment Effectiveness. Upon satisfaction in full in the judgment of Administrative Agent of each of the following conditions, this Amendment shall be deemed effective as of November 15, 2007 (the “Incremental Term Loan Funding Date”):
              (a)      Amendment. Administrative Agent shall have received copies of signature pages to this Amendment, duly executed and delivered by Administrative Agent, the Borrower, Holdings and the Incremental Term Loan Lenders, and acknowledged by each of the other Loan Parties, with originals to follow promptly thereafter.
              (b)      Payment of Costs and Expenses. The Borrower shall have paid to Administrative Agent all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Administrative Agent (including, without limitation, reasonable legal fees and expenses and fees payable pursuant to the fee letter dated the date hereof among the Borrower, Holdings and the Administrative Agent).
              (c)      Representations and Warranties. The representations and warranties of or on behalf of the Borrower and each other Loan Party in this Amendment shall be true and correct on and as of the Incremental Term Loan Funding Date.
              (d)      Notes. Administrative Agent shall have received for the account of each Incremental Term Loan Lender or Eligible Assignee participating in the Incremental Term Loan Facility, having requested the same by notice to the Administrative Agent and the Borrower received by each at least three Business Days prior to the Incremental Term Loan Funding Date (or such later date as may be agreed by the Borrower), Notes for the Incremental Term Loan Facility conforming to the requirements set forth in Section 2.14(e) of the Credit Agreement.
              (e)      Officer’s Certificate. Administrative Agent shall have received for each of the Borrower and Holdings a certificate of the secretary or other officer of such Loan Party in charge of maintaining books and records of such Loan Party certifying as to the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each document executed as part of the Incremental Term Loan Facility to which such Loan Party is a party.
              (f)      Legal Opinions. Administrative Agent shall have received duly executed favorable opinions of counsel to the Loan Parties in Delaware and New York, satisfactory to the Administrative Agent, each addressed to the Administrative Agent, the L/C Issuers and the Lenders and addressing such matters as the Administrative Agent may reasonably request.

     10.      Governing Law. This Amendment, and the rights and obligations of the parties hereto, shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
     11.      Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

IM US HOLDINGS, LLC, as Borrower
By:	/s/ David Teitel
	Name:	David Teitel
	Title:	President

INVERNESS MEDICAL INNOVATIONS, INC., as a Guarantor
By:	/s/ David Teitel
	Name:	David Teitel
	Title:	Chief Financial Officer & Treasurer

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Incremental Term Loan Lender
By:	/s/ Ryan Guenin
	Name:	Ryan Guenin
	Title:	Duly Authorized Signatory

JPMORGAN CHASE BANK, N.A., as Incremental Term Loan Lender
By:	/s/ D. Scott Farquhar
	Name:	D. Scott Farquhar
	Title:	Vice President

MERRILL LYNCH BANK USA, as Incremental Term Loan Lender
By:	/s/ Louis Alder
	Name:	Louis Alder
	Title:	Director

RBS CITIZENS, NATIONAL ASSOCIATION, as Incremental Term Loan Lender
By:	/s/ Carlos Calixto
	Name:	Carlos Calixto
	Title:	Vice President

ACKNOWLEDGED AND AGREED:

ADVANTAGE DIAGNOSTICS CORPORATION
APPLIED BIOTECH, INC.
BINAX, INC.
FIRST CHECK DIAGNOSTICS CORP.
FOREFRONT DIAGNOSTICS, INC.
BIOSITE INCORPORATED
INNOVATIVE MOBILITY, LLC
INSTANT TECHNOLOGIES, INC.
INVERNESS MEDICAL — BIOSTAR, INC.
INVERNESS MEDICAL INTERNATIONAL HOLDING CORP.
INVERNESS MEDICAL INTERNATIONAL HOLDING CORP. II
INNOVATIONS RESEARCH, LLC
INVERNESS MEDICAL, LLC
ISCHEMIA TECHNOLOGIES, INC.
IVC INDUSTRIES, INC.
INNOVACON, INC.
OSTEX INTERNATIONAL, INC.
QUALITY ASSURED SERVICES, INC.
SELFCARE TECHNOLOGY, INC.
SPDH, INC.
UNIPATH ONLINE, INC.
WAMPOLE LABORATORIES, LLC
CHOLESTECH CORPORATION

By:	/s/ David Teitel
	Name:	David Teitel
	Title:	Vice President, Finance, Vice President, Vice President, Finance, Vice President, Finance, Vice President, Treasurer, Chief Financial Officer, Vice President, Finance, Vice President, Finance, President, President, Vice President, Finance, Vice President, Finance, Vice President, Finance, Vice President, Finance, Vice President, Finance, Vice President, Finance, Chief Financial Officer, Vice President, Finance, President, Vice President, Vice President, Vice President, Finance & Chief Financial Officer

DIAMICS, INC.
By:	/s/ Peter Gombrich
	Name:	Peter Gombrich
	Title:	Chief Executive Officer

EXHIBIT A
SCHEDULE I-A
INCREMENTAL TERM LOAN COMMITMENTS

Incremental Term Loan

Incremental Term Loan Lender	Incremental Term Loan Commitment

General Electric Capital Corporation	$30,000,000

JPMorgan Chase Bank, N.A.	$15,000,000

Merrill Lynch Bank USA	$20,000,000

RBS Citizens, National Association	$10,000,000

TOTAL	$75,000,000